Exhibit 99.1

News Release
Babcock & Wilcox Enterprises Reports Third Quarter 2026 Results
•Revenue in the third quarter of $291 million, a 109% increase compared to the same period of 2025
•Net Income was $94 million in the third quarter, including revaluation of warrants
•Earnings per share of $0.61, compared to earnings per share of $0.30 in the third quarter of 2025
•Adjusted EBITDA in the third quarter of just under $18 million, an 88% increase compared to the same period of 2025
•Bookings of $228 million in the third quarter, a 112% increase compared to the same period of 2025
•Backlog of $2.5 billion in the third quarter, a 571% increase compared to the same period of 2025
•Total global pipeline exceeds $16 billion including 6 gigawatts of new incremental power for utilities, industrials and data centers
•Repurchased $38 million in shares during the quarter
•Completed the full redemption of $62 million of outstanding 6.5% bonds due in December 2026
•Issued full year 2027 Adjusted EBITDA target range of $125 million to $140 million

Q3 2026 Financial Highlights and Outlook

–Revenue of $290.8 million, compared to revenue of $139.2 million in the third quarter of 2025
–Net income of $93.9 million, compared to net income of $35.1 million in the third quarter of 2025
–Adjusted Net Income, which excludes non-cash warrant and other stock valuations, was $4.8 million in the third quarter
–Earnings per share of $0.61, compared to earnings per share of $0.30 in the third quarter of 2025
–Adjusted EBITDA of $17.7 million, compared to adjusted EBITDA of $9.4 million in the third quarter of 2025
–Company reiterates full year 2026 Adjusted EBITDA target range of $80.0 million to $105.0 million

(AKRON, Ohio – November 9, 2026) – Babcock & Wilcox Enterprises, Inc. ("B&W", "Babcock & Wilcox" or the "Company") (NYSE: BW) announced its financial results for the third quarter of 2026.

"B&W maintained its strong performance in the third quarter of 2026, reflecting continued demand across all of our businesses and sustained operational momentum," said Kenneth Young, B&W's Chairman and Chief Executive Officer. "Rising global electricity demand is fueling increased needs from utilities, industrial and data center customers for our parts and services businesses and continues to drive new power generation opportunities. These trends support strong performance across our core parts and services, environmental technologies, and coal and natural gas-fired power generation solutions."

"B&W is well positioned to capitalize on these opportunities, which is reflected in our strong bookings performance, especially in our projects and core parts and services groups. Momentum in the data center market continues to build, with our pipeline now exceeding 6 gigawatts of opportunities. Our current data center project in North Dakota remains on track, as manufacturing of the boilers, steam turbines and other long-lead-time components is progressing rapidly. Significant progress has been made on permitting, with nearly all required applications submitted and county approval secured for conditional use and zoning permits. The continued advancement of this project reinforces that B&W has the experience and resources needed to bring power generation solutions to market quickly, further strengthening our position as we pursue additional data center and power generation opportunities."

"Our strong financial performance was underpinned by significant development in our bookings and backlog pipeline, setting the stage for continued growth in future quarters. During the third quarter, revenue and Adjusted EBITDA exceeded consensus street expectations and we continue to see positive momentum across our business. We have a strong balance sheet to support our fast-paced growth which includes increased working capital, from time to time," Young added. "As our business continues to expand, we are adding talent in our engineering, commercial and project development teams. Despite ongoing labor constraints throughout the country, B&W has continued to meet and exceed consensus expectations and we remain well positioned to see further growth as labor market conditions improve."

"Earlier this year, our Board of Directors authorized a share repurchase program, which reflects confidence in our balance sheet and our strategic approach to building shareholder value. During the third quarter, B&W repurchased $38 million in shares as part of this program. In addition, we have paid off the remaining $62 million in outstanding 6.5% bonds due in December 2026, resulting in the lowest company debt levels in recent history. Backed by strong industry tailwinds, limited company debt and active project discussions, we are optimistic about the path ahead for B&W, which gives us the confidence to issue a full year 2027 Adjusted EBITDA target range of $125 million to $140 million. We remain focused on executing our strategic vision, delivering on our existing portfolio and advancing our long-term growth initiatives."

Q3 2026 Financial Summary

Revenues in the third quarter of 2026 were $290.8 million versus revenues of $139.2 million in the third quarter of 2025, primarily driven by an increase in large project volume, including $77.8 million from Base Electron. Operating income in the third quarter of 2026 was $13.8 million, compared to operating income of $3.4 million in the third quarter of 2025. Net Income in the third quarter of 2026 was $93.9 million, compared to net income of $35.1 million in the third quarter of 2025, driven by the improvement in operating income results. We benefited from a reduction to interest expense of $4.4 million and change in fair value of customer warrants of $85.1 million. Earnings per share in the third quarter of 2026 was $0.61 compared to earnings per share of $0.30 in the third quarter of 2025. Adjusted EBITDA was $17.7 million, an increase compared to $9.4 million in the third quarter of 2025.

Reconciliations of the non-GAAP measures of Adjusted EBITDA and adjusted net income to the most directly comparable GAAP measures are provided in the exhibits to this release. See “Bookings and Backlog” below for important information regarding our calculation and presentation of those metrics.

Liquidity and Balance Sheet

At September 30, 2026, the Company had secured debt and bonds of $166.4 million, and a cash, cash equivalents and restricted cash balance of $128.9 million. During the third quarter, B&W completed full redemption of the $61.8 million in outstanding 6.5% bonds due in December 2026.

Earnings Call Information

B&W plans to host a conference call and webcast on Monday, November 9, 2026 at 5 p.m. ET to discuss the Company's third quarter 2026 results. The listen-only audio of the conference call will be broadcast live via the Internet on B&W’s Investor Relations site. The dial-in number for participants in the U.S. is (833) 461-5787; the dial-in number for participants in Canada is (833) 769-6440; the dial-in number for participants in all other locations is (585) 542-9983. The conference ID for all participants is 654862201. A replay of this conference call will remain accessible in the investor relations section of the Company’s website for a limited time.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures internally, also referred to in this release as “adjusted” financial measures, to evaluate its performance and in making financial and operational decisions. When viewed in conjunction with GAAP results and the accompanying reconciliation, the Company believes that its presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting its financial condition and results of operations than GAAP measures alone. The presentation of non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s related financial results prepared in accordance with GAAP.

Adjusted EBITDA on a consolidated basis is a non-GAAP metric and is calculated as earnings before interest expense, tax, depreciation and amortization adjusted for items such as gains or losses arising from the sale of non-income producing assets, net pension benefits, stock-based compensation, restructuring activities, impairments, gains and losses on debt extinguishment, legal and settlement costs, costs related to financial consulting, and amortization and valuation of customer warrants. In addition, the Company presents consolidated Adjusted EBITDA because it believes it is useful to investors to help facilitate comparisons of the ongoing, operating performance before overhead and other expenses not attributable to the operating performance of the Company.

The Company also presents the non-GAAP financial measure of adjusted net income, which excludes $(89.1) million of non-cash warrants and other stock-related costs, as management believes it is a useful measure for investors to accurately reflect the impact of recent stock price changes on income or costs related to customer warrants and stock-based compensation.

This release also presents certain targets for the Company's Adjusted EBITDA in the future; these targets are not intended as guidance regarding how the Company believes the business will perform. The Company is unable to reconcile these targets to their GAAP counterparts without unreasonable effort and expense. Prior period results have been revised to conform with the revised definition and present separate reconciling items in our reconciliation, including business transition costs.

Bookings and Backlog

Bookings and backlog are our measures of remaining performance obligations under our sales contracts. It is possible that our methodology for determining bookings and backlog may not be comparable to methods used by other companies.

We generally include expected revenue from contracts in our backlog when we receive written confirmation from our customers authorizing the performance of work and committing the customers to payment for work performed. Backlog may not be indicative of future operating results, and contracts in our backlog may be canceled, modified or otherwise altered by customers. Backlog can vary significantly from period to period, particularly when large new-build projects or operations and maintenance contracts are booked because they may be fulfilled over multiple years. Because we operate globally, our backlog is also affected by changes in foreign currencies each period. We do not include orders of our unconsolidated joint ventures in backlog.

Bookings represent changes to the backlog. Bookings include additions from booking new business, subtractions from customer cancellations or modifications, changes in estimates of liquidated damages that affect selling price and revaluation of backlog denominated in foreign currency. We believe comparing bookings on a quarterly basis or for periods less than one year is less meaningful than for longer periods and that shorter-term changes in bookings may not necessarily indicate a material trend.

Pipeline

Pipeline represents our uncontracted, potential opportunities, which have been identified and are in active discussions, that could reach a decision to proceed over the next 36 months. Pipeline is an internal metric monitored by management to understand the anticipated growth of our Company and our estimated future revenue, which may increase or decrease from time to time.

We cannot guarantee that our pipeline will result in actual revenue in the originally anticipated period or at all. Pipeline may not generate margins equal to our historical operating results. Our customers may experience project delays or cancel orders as a result of external market factors and economic or other factors beyond our control. If our pipeline fails to result in revenue as anticipated or in a timely manner, we could experience a reduction in revenue, profitability, and liquidity.

Impacts of Market Conditions

Management continues to adapt to macroeconomic conditions, including the impacts from inflation, changing interest rates and foreign exchange rate volatility, current and potential tariff actions, geopolitical conflicts (including the ongoing conflicts in Ukraine and the Middle East), and global shipping and supply chain disruptions that continued to have an impact across 2026. In certain instances, these situations have resulted in cost increases and delays or disruptions that have had, and could continue to have, an adverse impact on our ability to meet customers’ demands. Additionally, an increase in power demand has caused a shortfall in skilled labor, such as welders and electricians. These labor constraints increased construction costs and affected productivity. To the extent these conditions persist, they may adversely impact future project execution and operating results.

We continue to actively monitor the impact of these market conditions on current and future periods and actively manage costs and our liquidity position to provide additional flexibility while still supporting our customers and their specific needs. The duration and scope of these conditions cannot be predicted, and therefore any anticipated negative financial impact on our operating results cannot be reasonably estimated.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this release are forward-looking statements. These forward-looking statements include, without limitation, statements regarding expected demand, our pipeline, technology, and opportunities. You should not place undue reliance on these statements. Forward-looking statements may include words such as "expect," "intend," "plan," "likely," "seek," "believe," "project," "forecast," "target," "goal," "potential," "estimate," "may," "might," "will," "would," "should," "could," "can," "have," "due," "anticipate," "assume," "contemplate," "continue" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events.

The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. These forward-looking statements are based on management's current expectations and involve a number of risks and uncertainties, including, but not limited to: the potential for future conditions that could raise substantial doubt as to our ability to continue as a going concern, which has occurred in the past; risks associated with contractual pricing in our industry; disputes with customers with long-term contracts; the performance of third parties' and subcontractors' on whom we rely; disruptions at our or third-party manufacturing facilities; our ability to execute our growth strategy; our evaluation of strategic alternatives; our ability to deliver our backlog on time or at all; professional liability, product liability, warranty or other claims; inadequate insurance coverage; our ability to compete successfully against current and future competitors; our development of new products; cyclical and economic impacts on demand for our products; compliance with government regulations; legislative and regulatory developments impacting our business; supply chain issues; the financial and other covenants in our debt agreements; our ability to maintain adequate bonding and letter of credit capacity; impairment to our goodwill or other indefinite-lived intangible assets; our exposure to credit risk; disruptions in, or failures of, our information technology systems, including those related to cybersecurity; failure to comply with data and privacy laws, regulations and standards, or if we fail to properly maintain the integrity of our data, protect our proprietary rights to our systems or defend against cybersecurity attacks, we may be subject to government or private actions due to breaches; failure to protect our intellectual property rights, or inability to obtain or renew licenses to use intellectual property of third parties; uncertainty over tariffs and their impacts; sanctions and export controls; international political, economic and other uncertainties; fluctuations in the value of foreign currencies could harm our profitability; volatility of the market price and trading volume of our common stock; dilution of our common shareholders' ownership or voting power; the significant influence of B. Riley over us; anti-takeover provisions in our corporate documents; changes in tax rates or tax law; our ability to use NOL and certain tax credits; failure to maintain effective internal control over financial reporting; new accounting pronouncements or changes in existing accounting standards and practices; our ability to attract and maintain key personnel; our relationship with labor unions; a nationwide shortage of skilled labor; pension and medical expenses associated with our retirement benefit; natural disasters or other events beyond our control; and the risks and uncertainties described under the heading "Risk Factors" in Part I, Item 1A of our Annual Report and Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC.

These forward-looking statements are made based upon detailed assumptions and reflect management's current expectations and beliefs. While we believe that these assumptions underlying the forward-looking statements are reasonable, forward-looking statements are subject to uncertainties and factors relating to our operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements.

About Babcock & Wilcox Enterprises, Inc.

Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a leader in energy and environmental products and services for power and industrial markets worldwide. Follow us on LinkedIn and learn more at babcock.com.
# # #

Investor Contact:	Media Contact:
Cameron Frymyer, Chief Financial Officer	Ryan Cornell, Public Relations Lead
Babcock & Wilcox Enterprises, Inc.	Babcock & Wilcox Enterprises, Inc.
330.860.6802 | investors@babcock.com	330.860.1345 | rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Operations (1)
(Unaudited)

(In millions, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues	$290.8	$139.2	$824.9	$426.7
Costs and expenses:
Cost of operations	245.9	105.9	690.0	324.1
Selling, general and administrative expenses	30.5	29.1	108.6	90.8
Research and development costs	0.6	0.3	2.0	1.6
Impairment of long-lived assets	—	—	—	1.0
(Gain) loss on asset disposals, net	—	0.6	0.4	0.7
Total costs and expenses	277.0	135.9	801.0	418.1
Operating income	13.8	3.4	23.9	8.5
Other (expense) income:
Interest expense	(4.1)	(8.5)	(13.5)	(30.5)
Interest income	1.3	0.4	2.7	1.1
(Loss) gain on debt extinguishment	(0.6)	1.7	(0.6)	1.7
Benefit plans, net	0.4	(0.8)	1.3	(2.3)
Foreign exchange	(1.2)	(1.3)	(1.3)	(0.1)
Change in fair value of customer warrants	85.1	—	20.8	—
Other income (expense), net	0.2	(0.3)	(0.5)	(0.9)
Total other income (expense), net	81.1	(8.7)	8.7	(31.0)
Income (loss) before income tax expense	94.9	(5.4)	32.6	(22.4)
Income tax expense	1.4	0.8	4.5	6.7
Income (loss) from continuing operations	93.5	(6.2)	28.1	(29.1)
Income (loss) from discontinued operations, net of tax	0.4	41.2	3.1	(16.3)
Net income (loss) attributable to stockholders	93.9	35.1	31.2	(45.4)
Less: Dividend on Series A Preferred Stock	3.7	3.7	11.1	11.1
Net income (loss) attributable to stockholders of common stock	$90.2	$31.4	$20.1	$(56.6)

Basic earnings (loss) per share:
Continuing operations	$0.61	$(0.10)	$0.12	$(0.41)
Discontinued operations	—	0.40	0.02	(0.16)
Basic earnings (loss) per share	$0.61	$0.30	$0.14	$(0.57)

Diluted earnings (loss) per share:
Continuing operations	$0.02	$(0.10)	$(0.05)	$(0.41)
Discontinued operations	—	0.40	0.02	(0.16)
Diluted earnings (loss) per share	$0.02	$0.30	$(0.03)	$(0.57)

Shares used in the computation of earnings (loss) per share:
Basic	147.3	103.0	141.2	99.9
Diluted	158.7	103.0	149.0	99.9

(1) Figures may not be clerically accurate due to rounding

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Balance Sheets (1)
(Unaudited)

(In millions)	September 30, 2026	December 31, 2025
Cash and cash equivalents	$71.2	$89.5
Current restricted cash	29.0	85.0
Accounts receivable – trade, net	260.0	118.4
Contracts in progress	102.2	72.8
Inventories, net	62.5	60.9
Customer contract asset current	13.5	8.3
Other current assets	37.2	35.9
Total current assets	575.5	470.7
Net property, plant and equipment, and finance leases	77.6	65.5
Goodwill	52.2	53.1
Intangible assets, net	12.7	15.3
Right-of-use assets	16.3	17.7
Long-term restricted cash	28.7	26.9
Deferred tax assets	0.9	0.9
Customer contract asset noncurrent	52.4	—
Other assets	28.5	12.9
Total assets	$844.7	$662.9
Accounts payable	$162.9	$69.2
Accrued employee benefits	6.6	4.6
Advance billings on contracts	58.8	112.0
Accrued warranty expense	3.4	3.6
Financing lease liabilities	2.1	1.9
Operating lease liabilities	3.6	3.8
Customer warrants	51.8	8.3
Other accrued liabilities	31.3	32.1
Current senior notes	—	83.9
Current borrowings	0.3	67.4
Total current liabilities	320.8	386.7
Borrowings, net of current portion	55.6	18.9
Senior Notes due 2030	146.6	151.0
Pension and other postretirement benefit liabilities	153.0	176.2
Finance lease liabilities, net of current portion	25.2	26.7
Operating lease liabilities, net of current portion	13.8	15.1
Deferred tax liability	10.5	10.7
Other noncurrent liabilities	9.6	9.2
Total liabilities	735.1	794.5

Stockholders' equity (deficit):
Preferred stock	0.1	0.1
Common stock	5.8	5.6
Capital in excess of par value	1,967.2	1,691.4
Treasury stock at cost	(169.0)	(115.9)
Accumulated deficit	(1,676.7)	(1,696.7)
Accumulated other comprehensive loss	(17.7)	(16.0)
Total stockholders' equity (deficit)	109.6	(131.5)
Total liabilities and stockholders' equity (deficit)	$844.7	$662.9

(1) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows (1)
(Unaudited)

(In millions)	Nine Months Ended September 30,
	2026	2025
Operating Activities:
Net income (loss) from continuing operations	$28.1	$(29.1)
Net income (loss) from discontinued operations	3.1	(16.3)
Net income (loss)	31.2	(45.4)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization of long-lived assets	8.2	7.8
Impairment of long-lived assets	—	9.9
Amortization of deferred financing costs and debt premium	(2.4)	1.5
Amortization of guaranty fee	—	0.1
Amortization of customer warrants	6.6	—
Change in fair value of customer warrants	(20.8)	—
Non-cash operating lease expense	2.7	5.2
Gain on sale of business	(3.1)	(17.3)
Loss (gain) on debt extinguishment	0.6	(1.7)
Loss on asset disposals, net	0.4	0.9
Benefit from deferred income taxes, including valuation allowances	(0.2)	(0.5)
Prior service cost amortization for pension and postretirement plans	(1.3)	0.4
Stock-based compensation	12.9	2.2
Foreign exchange	1.3	(5.7)
Unrealized loss on securities	0.1	2.2
Bad debt expense	0.1	—
Changes in operating assets and liabilities:
Accounts receivable - trade, net	(152.9)	(6.3)
Contracts in progress	(29.3)	11.9
Other current and noncurrent assets	(2.4)	(8.2)
Advance billings on contracts	(53.2)	16.6
Inventories, net	(1.6)	(6.1)
Income taxes	(7.4)	(0.1)
Accounts payable	93.2	(33.2)
Accrued and other current liabilities	(0.7)	12.8
Accrued contract loss	3.1	(4.5)
Pension liabilities, accrued postretirement benefits and employee benefits	(14.6)	(6.8)
Other, net	(0.9)	(1.4)
Net cash used in operating activities	(130.3)	(65.9)

Investing Activities:
Purchase of property, plant and equipment	(18.6)	(12.6)
Proceeds from sale of business and assets	3.9	187.5
Purchases of securities	(6.5)	(5.6)
Sales and maturities of securities	6.3	3.2
Net cash (used in) provided by investing activities	(14.8)	172.4

Financing Activities:
Borrowings on loan payable	11.0	75.4
Repayments on loan payable	(41.3)	(126.8)
Issuance of Senior Notes due 2030	—	5.4
Buyback of Senior Notes due 2026	(84.8)	(6.3)
Finance lease payments	(1.4)	(1.2)
Payment of Preferred Stock dividends	(11.1)	(11.1)
Employee tax withholding on stock-based compensation	(10.3)	(0.4)
Issuance of common stock, net	259.6	32.5
Payment of non-controlling interest dividends	—	(0.1)
Repurchase of common stock	(42.9)	—
Debt issuance costs	(5.5)	(4.4)
Other, net	—	(0.3)
Net cash provided by (used in) financing activities	73.2	(37.4)
Effects of exchange rate changes on cash	(0.7)	0.9
Net (decrease) increase in cash, cash equivalents and restricted cash	(72.5)	70.0
Cash, cash equivalents and restricted cash at beginning of period	201.4	131.1
Cash, cash equivalents and restricted cash at end of period	$128.9	$201.1

(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted EBITDA (1)
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Income (loss) from continuing operations	$93.5	$(6.2)	$28.1	$(29.1)
Interest expense, net	2.8	8.1	10.9	29.4
Income tax expense	1.4	0.8	4.5	6.7
Depreciation & amortization	3.2	2.9	8.2	7.3
EBITDA	100.9	5.6	51.7	14.3

Impairment of long-lived assets	—	—	—	1.0
Benefit plans, net	(0.4)	0.8	(1.3)	2.3
(Gain) loss on asset disposals, net	—	0.6	0.4	0.7
Stock-based compensation	(2.0)	0.7	12.9	2.3
Restructuring activities	—	—	2.5	0.1
Loss (gain) on debt extinguishment	0.6	(1.7)	0.6	(1.7)
Settlements and related legal costs	0.1	0.3	0.1	0.9
Foreign exchange	1.2	1.3	1.3	0.1
Financial advisory services	0.1	1.6	0.8	6.8
Customer warrant amortization	2.5	—	6.6	—
Change in fair value of customer warrants	(85.1)	—	(20.8)	—
Other-net	(0.2)	0.3	0.5	0.7
Adjusted EBITDA	$17.7	$9.4	$55.5	$27.3

(1) Figures may not be clerically accurate due to rounding.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Net Income (loss) (1)
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income (loss)	$93.9	$35.1	$31.2	$(45.4)
Stock appreciation rights (2)	(4.7)	—	0.6	—
Customer warrants (3)	(84.4)	—	(13.5)	—
Adjusted net income (loss)	$4.8	$35.1	$18.3	$(45.4)

(1) Figures may not be clerically accurate due to rounding.
(2) Stock appreciation rights issued in 2018 for target stock price of $22.50 and $25.00 to current and former employees. The change in fair value of the stock appreciation rights was $(4.7) million and $0.6 million for the three and nine months ended September 30, 2026, increased by the tax effect of $0.1 million and $0.8 million for the three and nine months ended September 30, 2026, respectively.
(3) These customer warrants consist of an initial warrant issued to Applied Digital in November 2025, and an additional warrant which vested in February 2026. A portion of the customer warrants were assigned to Base Electron in March 2026. The amount includes the variance in warrant value at quarter-end compared to the original valuation at grant of the awards which is reported separately as expense (income) in the calculation of income. This also includes amortization of the cost of the warrants reported as a reduction in revenue for the period. The tax effect of these adjustments is an increase of $1.7 million and a decrease of $0.6 million for the three and nine months ended September 30, 2026, respectively.